UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 10, 2012

Date of Report (Date of earliest event reported)

FORTRESS INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed in Note 8 to the Unaudited Condensed Consolidated Financial Statements of Fortress International Group, Inc. (the “Company”) filed with the Company’s Form 10-Q for the quarterly period ending March 31, 2012, the Company and its subsidiaries Innovative Power Systems, Inc., VTC, L.L.C., Total Site Solutions Arizona, LLC, and Alletag Builders, Inc. (together with the Company, collectively, “Borrowers”) have failed to comply with certain financial covenants under Borrowers’ credit facility with Wells Fargo Bank, National Association (“Lender”) pursuant to a Credit Agreement and ancillary documents (collectively, the “Credit Agreement”). The maximum amount of funds available under the Credit Agreement was $2,000,000, and the Credit Agreement was set to expire by its terms on November 1, 2012. On July 10, 2012, the Company received notice that, effective June 28, 2012, Lender was terminating the Credit Agreement and all future availability of funds under the Credit Agreement because of Borrowers’ failure to comply with certain financial covenants under the Credit Agreement. At the time of termination of the Credit Agreement, Borrowers had no outstanding borrowings under the Credit Agreement. No penalties, fees, charges or assessments are due to Lender in connection with the termination of the Credit Agreement. Management believes that the termination of the Credit Agreement will not have a material adverse effect on the Company's business, operating results, and financial condition and that the Company's current cash and cash equivalents and expected future cash generated from operations will satisfy over the next twelve months the expected working capital, capital expenditure, and financing obligations of the Company. The Company is considering the need and likely costs of a new credit facility and may in the future seek a new financing relationship.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer

Date: July 16, 2012